CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       DIGITAL COURIER TECHNOLOGIES, INC.

                   [MAKING REVISIONS TO CHANGE NAME AND TO SET
                          FORTH TERMS OF REVERSE SPLIT]

         Digital Courier Technologies, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That pursuant to the recommendation of the Board of Directors of the Company, the following resolution amending the Amended and Restated Certificate of Incorporation of the Company has been adopted by written consent of stockholders of the Company holding a majority of the outstanding stock entitled to vote thereon. The resolution setting forth the amendment is as follows:

         RESOLVED, that the Company's Certificate of Incorporation be amended to revise Article I and Article IV as attached hereto on Exhibit A.

         SECOND: That this resolution has been adopted by the written consent of the majority of shares pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the effective date and time of said amendments shall be at 12:01 a.m., EDT, May 8, 2003.
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

         IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated this 6th day of May, 2003.

Digital Courier Technologies, Inc.
By:  /s/Lynn J. Langford
     -------------------
        Lynn J. Langford
        Secretary


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



                                    EXHIBIT A



Article I of the Company's Amended and Restated Certificate of Incorporation shall read as follows:

                                   "ARTICLE I

                                      NAME

     The name of the corporation is TransAxis, Inc."


Article IV of the Company's Amended and Restated Certificate shall read as follows:


                                   "ARTICLE IV

                                 CAPITALIZATION

A. The total number of shares of stock of all classes which the Company shall have authority to issue is Seventy Seven Million Five Hundred Thousand (77,500,000), of which Seventy Five Million (75,000,000) shares shall have the par value of One Hundredth of One Cent ($.0001) each and shall be shares of common stock (the "Common Stock") and Two Million Five Hundred Thousand (2,500,000) shares shall have the par value of One Hundredth of One Cent ($.0001) each and shall be shares of preferred stock.

B. Effective 12:01 am on May 8, 2003 (the "Effective Time") each one (1) share of the Common Stock of the Company issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into one-one hundredth (1/100) of one (1) share of fully paid and nonassessable Common Stock of the Company ("New Common Stock"), subject to the treatment of fractional shares interests described below.

C. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Company, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

D. No fractional shares of Common Stock of the Company shall be issued. No stockholder of the Company shall transfer any fractional shares of Common Stock of the Company. The Company shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Company. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the over the counter market (or if such price is not available, then such other price as determined by the Board of Directors)."
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